    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                             TELEMUNDO GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

                  DELAWARE                                       13-3348686
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                             2290 WEST 8TH AVENUE
                            HIALEAH, FLORIDA 33010
                                (305) 884-8200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                              PETER J. HOUSMAN II
                     CHIEF FINANCIAL OFFICER AND TREASURER
                             2290 WEST 8TH AVENUE
                            HIALEAH, FLORIDA 33010
                                (305) 884-8200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

                             PAUL D. TOSETTI, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 485-1234

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.

  If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

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
                                          PROPOSED      PROPOSED
                                          MAXIMUM       MAXIMUM
                               AMOUNT     AGGREGATE    AGGREGATE     AMOUNT OF
    TITLE OF SECURITIES         TO BE       PRICE       OFFERING    REGISTRATION
     TO BE REGISTERED        REGISTERED  PER UNIT(1)    PRICE(1)        FEE
--------------------------------------------------------------------------------
Series A Common Stock, $.01
 par value per share.......    416,705     $41.25    $17,189,081.25  $5,070.78
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purposes of calculation of the registration fee on the basis of $41.25, the average of the high and low sales prices on the Series A Common Stock on the NASDAQ National Market on March 26, 1998.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION--DATED MARCH 31, 1998

PROSPECTUS

                                 416,705 SHARES

                             TELEMUNDO GROUP, INC.

                             SERIES A COMMON STOCK

  This prospectus (the "Prospectus") relates to 416,705 shares (the "Shares") of Series A Common Stock, par value $.01 per share (the "Series A Common Stock"), of Telemundo Group, Inc. ("Telemundo" or the "Company") being offered for resale from time to time by Reliance Group Holdings, Inc. ("RGH") and Reliance Insurance Company, an indirect wholly owned subsidiary of RGH ("RIC" and, together with RGH, the "Selling Stockholders").

  The Company will not receive any proceeds from this offering. The Selling Stockholders have advised the Company that they intend to distribute the Shares from time to time in one or more transactions, in the Nasdaq National Market, in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions, as market and business conditions warrant. The Selling Stockholders may effect such transactions directly or indirectly through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers. See "Selling Stockholders" and "Plan of Distribution." The Company will pay the expenses in connection with the registration of the Shares (other than any underwriting discounts, selling commissions and transfer taxes, and fees and expenses of counsel and other advisors, if any, to the Selling Stockholders).

  The Series A Common Stock trades on the Nasdaq National Market under the symbol "TLMD." On March 26, 1998, the last reported sale price of the Series A Common Stock, as reported by the Nasdaq National Market, was $41.25 per share.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SERIES A COMMON STOCK.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Shares may be offered for sale by the Selling Stockholders from time to time in one or more transactions, in the Nasdaq National Market, in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions, as market and business conditions warrant. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts). See "Plan of Distribution."

  The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                 The date of this Prospectus is March   , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's New York regional office at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such reports and other information may also be inspected at of the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any document referred to herein or therein are not necessarily complete, and in each instance, reference is made to such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are incorporated by reference into this Prospectus:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    2. The description of the Company's Series A Common Stock contained in the Company's Registration Statement on Form 8-A (the "Form 8-A") under the Exchange Act filed with the Commission on December 9, 1994; and

    3. The Company's preliminary Proxy Statement on Schedule 14A for a special meeting of the Company's stockholders filed with the Commission on February 18, 1998.

  In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such document is filed with the Commission.

  Any statement contained in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus is delivered. Requests for such documents should be directed to the Company at its principal executive offices, 2290 West 8th Avenue, Hialeah, Florida 33010 Attention: Vincent L. Sadusky, telephone (305) 884-8200.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors in the Series A Common Stock should carefully consider the following matters before purchasing any of the Shares offered hereby. Certain information contained in this Prospectus constitutes "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology.

  The following factors constitute cautionary statements identifying important factors, including certain risks and uncertainties, that should be considered carefully in evaluating the Company and its business before purchasing the shares of Series A Common Stock being offered hereby. The Company cautions the reader that this list of factors may not be exhaustive.

RISK THAT THE MERGER WILL NOT BE CONSUMMATED

  On November 24, 1997, the Company, TLMD Station Group, Inc., a Delaware corporation (the "Purchaser"), and TLMD Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of the Purchaser ("Sub"), entered into an Agreement and Plan of Merger dated as of such date (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and becoming a wholly-owned subsidiary of the Purchaser. In the Merger, each outstanding share of the Company's Series A Common Stock and of the Company's Series B Common Stock, par value $.01 per share (the "Series B Common Stock" and together with the Series A Common Stock, the "Common Stock"), (other than shares of Common Stock held by the Purchaser, Sub or any other wholly owned subsidiary of the Purchaser, or in the treasury of the Company or by any wholly owned subsidiary of the Company, all of which will be canceled with no payment being made with respect thereto, or by stockholders of the Company who exercise and perfect their statutory appraisal rights under Delaware law), will be converted into the right to receive $44.00 in cash. The $44.00 per share represents a 76% premium over the price for the Series A Common Stock on July 16, 1997, the day before the Company issued a press release confirming that it was pursuing discussions with potential strategic programming partners for purposes of expanding its programming options and enhancing stockholder value and announcing that it has retained Lazard Freres & Co. LLC to assist it in such process. Subject to certain conditions, if the Merger has not been completed by July 30, 1998, the purchase price per share of the Common Stock will increase at a rate of 8% per annum (approximately $0.29 per share per month) during the period commencing on July 30, 1998 and ending on the day before the date on which the Merger is completed.

  Consummation of the Merger is subject to various conditions, including approval by the Federal Communications Commission (the "FCC") of the transfer of the Company's broadcast licenses without the imposition of certain specified conditions or restrictions that are not acceptable to the Purchaser, approval of the Merger by the holders of a majority of the outstanding Common Stock voting together as a single class, the Purchaser's securing the financing necessary to consummate the Merger and other related transactions and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company has received notice of the early termination of the HSR waiting periods with respect to each of the applications filed by the Company, the Purchaser and certain of the Purchaser's affiliates. Although the Purchaser has obtained binding commitments for the required financing, these commitments also contain a variety of conditions. As a result of the various conditions to the completion of the Merger, there can be no assurance that the Merger will be consummated.

  On December 30, 1997, the Company and the Purchaser filed applications with the FCC seeking FCC approval of the transfer of control of the Company and its subsidiaries holding FCC broadcast licenses. On February 18, 1998, the Company was informed that Univision Communications, Inc. ("Univision") had filed a "Petition to Deny" with the FCC with respect to the FCC's consideration of the Merger and the resulting change of control of the Company's FCC broadcast licenses. On March 4, 1998, the Company and the Purchaser each filed an "Opposition to Petition to Deny," and on March 16, 1998, Univision filed a reply to the "Oppositions to Petition to Deny." On March 31, 1998, the Purchaser filed a response to Univision's reply. While the Company believes that Univision's Petition is without merit, there can be no assurance that the FCC will so find, that the FCC will not condition its approval of the change of control in a manner unacceptable to the Purchaser or that the Merger will be consummated.

  It is expected that if the Merger is not consummated for any reason, the Company's current management, under the direction of the Board of Directors, will continue to manage the Company as an on-going business. Although other potential transaction partners were identified during the strategic transaction process conducted by the Company which led to the execution of the Merger Agreement, no other transaction is currently being considered by the Company as an alternative to the Merger. If, for any reason, the Merger is not consummated, there can be no assurance that the transactions previously offered to the Company will remain available to the Company on the same or similar terms, that any other transaction acceptable to the Company will be offered or that the Company's operations will not be adversely impacted.

CERTAIN LITIGATION RELATING TO THE MERGER

  The Company is aware of six lawsuits that have been filed relating to the Merger. The Company and its directors are defendants in all of the lawsuits. Certain of the Company's significant stockholders are defendants in two of the lawsuits. All of the lawsuits were filed by stockholders of the Company not affiliated with the Purchaser or its affiliates, seeking to represent a putative class of all such stockholders. All of the lawsuits were filed in the Delaware Court of Chancery.

  While the allegations of each complaint are not identical, all of the lawsuits assert that the $44.00 per share price to be paid to the stockholders of the Company not affiliated with the Purchaser or its affiliates is inadequate and does not represent the value of the assets and future prospects of the Company and that the Merger Agreement serves no legitimate business purpose. The complaints also allege that the defendants engaged in self-dealing without regard to conflicts of interest and that the defendants breached their fiduciary duties in approving the Merger Agreement.

  All of the complaints seek preliminary and injunctive relief prohibiting the Company from, among other things, consummating the Merger. As of the date hereof no motion to enjoin any of the proceedings contemplated by the Merger Agreement has been made. The complaints also seek unspecified damages, attorneys' fees and other relief. The Company believes that the allegations contained in the complaints are without merit and intends to contest the actions vigorously. The individual defendants have advised the Company that they also believe that the allegations in the complaints are without merit and that they intend to contest the actions vigorously.

  On March 5, 1998, the six actions were consolidated for all purposes. As of the date hereof none of the defendants has been required to answer, move or otherwise respond to the complaints and no discovery has been taken.

HISTORY OF LOSSES

  On December 30, 1994, the Company emerged from Bankruptcy. Although the Company has reported operating income for each of the three years ended December 31, 1997, 1996 and 1995, it reported a net loss for each of those years. The Company reported net losses of $13.4 million, $18.4 million and $10.1 million for the three years ended December 31, 1997, 1996 and 1995, respectively. The net loss for 1996 reflects an extraordinary loss of $17.2 million. There can be no assurance that the Company will achieve or sustain profitability in the future.

COMPETITION

  The broadcasting industry is highly competitive. The Company's owned and operated television stations and affiliates face competition for advertising revenue from other Spanish-language and English-language television broadcasters. The Company's competitors also include cable television operators, direct broadcast satellite systems, Spanish-language and English-language radio broadcasters, and other media including newspapers, magazines, movies and other forms of entertainment and advertising. Many of the Company's competitors are better capitalized and have greater financial resources and flexibility than the Company.

  In the Spanish-language television broadcast market, the Company has faced significant competition from Univision, which operates the other Spanish-language broadcast network in the United States and has a substantially greater audience share than the Company. In each of the markets in which the Company owns and operates full-power stations, except Puerto Rico, the Company's station competes directly with a full-power Univision station. The Univision stations and the Univision network affiliates together reach a larger percentage of Hispanic viewers in the U.S. than the Company's stations and affiliates and have attracted as much as 83% of the U.S. Spanish-language television network audience (as reported by Nielsen Media Research, Inc. ("Nielsen")). Generally, the competing Univision stations have been operating in their markets longer than have the Company's stations. Univision also owns Galavision, a Spanish-language cable network that is reported to serve approximately 2.5 million Hispanic subscribers, representing approximately 55% of all Hispanic households that subscribed to cable television in 1997. Both Grupo Televisa, S.A. de C.V. ("Televisa") and Corporacion Venezolana de Television, C.A. ("Venevision"), which are significant stockholders of Univision, have entered into long-term contracts to supply Spanish-language programming to the Univision and Galavision networks. Televisa is the largest supplier of Spanish-language programs in the world. Through these program license agreements, Univision has the right of first refusal to air in the U.S. all Spanish-language programming produced by Televisa and Venevision. These supply contracts currently provide Univision with a competitive advantage in obtaining programming originating from Mexico and in targeting Hispanics of Mexican origin, who account for approximately 64% of the U.S. Hispanic market. The Company's stations, particularly in Puerto Rico and Los Angeles, also face competition from various independent Spanish-language television stations.

  The Company also competes with English-language broadcasters for Hispanic viewers, including the four principal English-language television networks, ABC, CBS, NBC and Fox, and in certain cities, the UPN and WB networks. Certain of these English-language networks and others have begun producing Spanish-language programming and simulcasting certain programming in English and Spanish. Several cable programming networks have recently commenced, or announced their intention to commence, Spanish-language services as well. There can be no assurance that current Spanish-language television viewers will continue to watch the Company's or any other Spanish-language broadcasters' programming rather than English-language programming. In addition, many of the Company's competitors are better capitalized and have greater financial resources and flexibility than the Company. It is possible that increased competition for viewers and revenues may have a material adverse effect on the Company's financial statements.

IMPACT OF NEW TECHNOLOGIES

  In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. Further advances in technology such as video compression, direct broadcast satellites and programming delivered through fiber optic telephone lines could facilitate the entry of new channels and encourage the development of increasingly specialized "niche" programming. In particular, the Company may be affected by the development of digital television technology ("DTV") and the adoption of standards and regulations for DTV by the FCC. The FCC recently completed several rulemaking proceedings in order to implement DTV. Broadcasters are tentatively required to complete the transition to DTV broadcasting by 2006, subject to biennial reviews to evaluate the progress of implementation. DTV implementation will impose significant additional costs on the Company, primarily due to the capital costs associated with construction of DTV facilities and increased operating costs both during and after the transition period and no assurance can be given that the Company will have adequate financial resources to incur such costs. Moreover, broadcasters who elect not to engage in DTV broadcasting at an early stage could suffer a significant competitive disadvantage. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or on the Company's financial condition or future results of operations.

  The FCC has acknowledged that DTV channel allotment may involve displacement of existing low-power television stations, particularly in major television markets. Accordingly, the Company's existing low-power owned and operated stations and broadcast affiliates may be materially adversely affected. The network's largest low power broadcast station, which is an affiliated station, represents approximately 2.6% of the Company's coverage of the U.S. Hispanic market.

NETWORK DEPENDENCE ON PROGRAMMING AND DISTRIBUTION SYSTEM

  The Spanish-language television market shares for the network and its stations are dependent upon the Company's ability to produce, acquire and distribute programming which attracts a significant national audience. If the Company's programming fails to attract viewers, the Company's ability to attract advertisers and generate revenues and profits would be impaired. Although the Company makes significant investments in programming, there can be no assurance that the Company's programming will achieve or maintain satisfactory viewership levels in the future.

  The Company currently provides programming to 144 broadcast stations and satellite direct cable affiliates which represent approximately 31% of the Company's coverage of the U.S. Hispanic market. The Company provides its affiliates with programming transmitted by the Company network and in exchange receives the right to sell generally between 50% and 60% of the commercial advertising time available during such programming. The ability of the Company to cost-effectively renew its affiliations or attract new affiliates depends in part on the ability of the Company to provide programming that will attract a satisfactory viewing audience. The Company also competes with other broadcasters for relationships with affiliates. Although the Company expects to continue to be able to renew its affiliation agreements, no assurance can be given that such renewals will be obtained on a cost-effective basis. No affiliate accounts for more than 2.9% of the Company's coverage of the U.S. Hispanic market.

  The Company broadcasts its programs to its owned and operated stations and affiliates by means of satellite. Although the Company's satellite lease agreement provides for the use, subject to availability, of other satellites in the event of a failure, there can be no assurance that such other satellites would be available to the Company, or if available, whether the use of such other satellites could be obtained on favorable terms. The operation of the satellite is outside the control of the Company and a disruption of the transmissions could have a material adverse effect on the Company.

INDUSTRY AND ECONOMIC CONDITIONS; SEASONALITY

  The Company's profitability may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, reductions in advertisers' budgets, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological advances, proposals to eliminate the tax deductibility of certain advertising expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance television station acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the television broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's financial statements.

  Historically, advertising in most forms of media has correlated with the general condition of the economy. Television broadcasters are also exposed to the general economic conditions of the local regions in which they operate. Due to the concentration of revenues from WKAQ in Puerto Rico, the Company may be adversely affected more than other broadcasters by an economic downturn in Puerto Rico.

  Seasonal revenue fluctuations are common in the television broadcasting industry and the Company's revenue reflects seasonal patterns with respect to advertiser expenditures. Increased advertising during the holiday season results in increases in advertising revenue for the fourth quarter, particularly in Puerto Rico. As a result, the Company experiences seasonal fluctuations in its revenue to a greater degree than its direct competitors and the broadcasting industry in general. Because costs are more ratably spread throughout the year, the impact of this seasonality on operating income may be pronounced. See "--Concentration of Revenue from WKAQ in Puerto Rico."

CONCENTRATION OF REVENUE FROM WKAQ IN PUERTO RICO

  The Company's owned and operated station in Puerto Rico, WKAQ, accounted for approximately 26% of the Company's net commercial air time sales for the year ended December 31, 1997. A significant decline in the revenue of WKAQ could have a material adverse effect on the Company's financial statements.

GOVERNMENT REGULATION

  The television broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934 (the "Communications Act") and FCC rules and policies require that each television broadcaster must operate in compliance with a license issued by the FCC. Each of the Company's television stations operates pursuant to one or more licenses issued by the FCC that expire at different times. The Company must apply to renew these licenses, and third parties may challenge those applications. Although the Company has no reason to believe that its licenses will not be renewed in the ordinary course, there can be no assurance that its licenses will be renewed.

  The Communications Act and FCC rules and policies prohibit the transfer of control of an entity that holds television broadcast and certain other communications licenses without the prior approval of the FCC. Accordingly, the approval by the FCC of the transfer of control of the Company and its subsidiaries holding FCC licenses is required prior to the consummation of the Merger. Applications requesting FCC consent to the transfer of control of the Company's broadcast licenses were filed at the FCC on December 30, 1997. On February 18, 1998, the Company was informed that Univision had filed a "Petition to Deny" with the FCC with respect to the FCC's consideration of the Merger and the resulting change of control of the Company's FCC broadcast licenses. On March 4, 1998, the Company and the Purchaser each filed an "Opposition to Petition to Deny," and on March 16, 1998, Univision filed a reply to the "Oppositions to Petition to Deny." On March 31, 1998, the Purchaser filed a response to Univision's reply. While the Company believes that Univision's Petition is without merit, there can be no assurance that the FCC will so find, that the FCC will not condition its approval of the change of control in a manner unacceptable to the Purchaser or that the Merger will be consummated.

  The FCC also regulates ownership and control by foreign interests. The Company's Restated Certificate of Incorporation (the "Restated Certificate") requires compliance with the Communications Act including the provisions governing ownership and control by foreign interests. The Company believes that it is currently in compliance with such provisions. However, if the Company fails to comply with the foreign ownership restrictions in the Restated Certificate, the FCC has the ability to enforce such foreign ownership restrictions through warnings, fines, cancellations of licenses or other actions. While the Company seeks to comply with such restrictions, it cannot predict the outcome of any such FCC challenge or any other changes in regulatory practices that may affect its business and prospects. Notwithstanding certain foreign ownership of the Purchaser, the Purchaser has represented to the Company in the Merger Agreement that it is fully qualified under the Communications Act and FCC rules and policies pertaining to foreign ownership to control the FCC licenses held by the Company and its subsidiaries. There can be no assurance, however, that the FCC will find the Purchaser so qualified and if the Purchaser is found not to be in compliance with the foreign ownership provisions of the Communications Act, the FCC may require the Purchaser to adjust its ownership structure or, in the alternative, may disapprove the Merger.

  Under current FCC regulations, the officers, directors and certain of the equity owners of a broadcasting company are deemed to have an "attributable interest" in the broadcasting company. In the case of a corporation owning or controlling television stations, subject to certain exceptions, there is generally attribution only to officers and directors and to stockholders who own 5% or more of the outstanding voting stock (except for certain institutional investors, which are subject to a 10% voting stock benchmark provided certain conditions are satisfied).

  Under current FCC rules governing multiple and cross-ownership of broadcast companies, a license to operate a television station will not be granted (unless established waiver standards are met) to any party (or parties under common control) that has an attributable interest in another television station with an overlapping service contour, as defined in the rules. The regulations also prohibit a party from having an attributable interest in television stations located in markets which, in the aggregate, include more than 35% of total U.S. television households. (For purposes of this rule, UHF stations are attributed with 50% of the television households in their respective markets). The rules also prohibit (with certain qualifications) a party from holding attributable interests in (i) a television and a radio station, (ii) a television station and a cable television system, or (iii) a television or radio station and a daily newspaper, in the same local market. In addition, the FCC's "cross-interest" policy generally prohibits a party (or parties under common control) that has an attributable interest in one media company from having a non-attributable but "meaningful" interest, including a significant non-voting equity interest, in another media company serving "substantially the same area." The FCC is conducting rulemaking proceedings to consider, among other things, changes in its attribution rules and the modification of the local cross-ownership restrictions and the cross-interest policy. In addition, on March 12, 1998, the FCC commenced a formal inquiry to review all of its broadcast ownership rules which are not otherwise under review, including the national audience limitation, the associated 50% discount for UHF stations and the cable/television cross-ownership rule. The Company cannot predict the timing or effect of any changes resulting from these rulemaking proceedings.

  The Company has been advised by the Purchaser that the Purchaser does not have any attributable interests in other broadcast stations, cable systems or newspapers, but that the parent company of one of the Purchaser's shareholders directly or indirectly holds (i) attributable interests in television systems within each of the markets served by the Company's television stations, and
(ii) non-attributable interests in television stations operating within certain of the markets served by the Company's television stations. The Company believes that this shareholder's interest in the Purchaser will be deemed not to be attributable under FCC rules or "meaningful" under the cross-interest policy, as appropriate, and that therefore it would not place the Purchaser in violation of the rules or the cross-interest policy as a result of the other attributable or non-attributable media interests of this shareholder. There can be no assurance, however, that the FCC will find the interest to be either non-attributable or not "meaningful" or, that in the absence of such findings the Purchaser would continue to be willing to consummate the Merger.

  Congress and the FCC currently have under consideration and may in the future adopt new laws or modify existing laws and regulations and policies regarding a wide variety of matters, including the adoption of attribution rules which would further restrict broadcast station ownership, that could directly or indirectly adversely affect the ownership and operation of the Company's broadcast properties, as well as the Company's business strategies.

  The adoption of various measures could accelerate the existing trend toward vertical integration in the media and home entertainment industries and cause the Company to face more formidable competition in the future. The Telecommunications Act of 1996 modified or eliminated restrictions on the offering of multiple network services by the existing major television networks, restrictions on the participation by the regional telephone operating companies in cable television and other direct-to-home video technologies, and certain restrictions on broadcast station ownership. The Company is unable to predict whether these or other potential changes in the regulatory environment could restrict or curtail the ability of the Company to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of television stations and other media properties.

OWNERSHIP BY MAJOR STOCKHOLDERS

  As of December 31, 1997, TLMD Partners II, L.L.C. ("TLMD II"), which is a significant stockholder of the Company, Mr. Leon Black, a director of the Company who may be deemed to be an affiliate of TLMD II, Bastion Capital Fund, L.P. ("Bastion"), a significant stockholder of the Company, and Hernandez Partners, a California general partnership of which Roland A. Hernandez, the chief executive officer and a director of the Company is a partner (collectively referred to herein as the "Major Stockholders") beneficially owned an aggregate of 1,017,930 shares of Series A Common Stock, representing approximately 14.2% of the Series A Common Stock outstanding, and 3,083,154 shares of the Series B Common Stock outstanding, representing approximately 99.9% of the Series B Common Stock outstanding, and 4,101,084 shares of the total Common Stock, constituting approximately 39.9% of the Common Stock outstanding. The Series B Common Stock is entitled to elect a majority of the Board of Directors of the Company. The Major Stockholders have entered into a Shareholders Agreement dated as of December 20, 1994, as amended (the "Shareholders Agreement"), pursuant to which each of them has agreed, among other things, subject to the provisions of the Shareholders Agreement, that all of the shares of Common Stock owned by each of them will be voted by a three-member voting committee acting by majority vote. As a result, the voting committee is entitled to elect a majority of the Company's directors (and to vote all shares of Common Stock subject to the Shareholders Agreement for certain nominees specified by the Major Stockholders) and this may effect certain types of material transactions, including a change of control of the Company. The Shareholders Agreement (other than provisions relating to certain shareholders' rights to participate in certain sales of Common Stock by TLMD II) will terminate on the earlier of the date when no shares of Series B Common Stock are outstanding (which will occur no later than December 30, 1999) or the date when TLMD II ceases to own at least 245,003 shares of Series B Common Stock. The Shareholders Agreement (other than such sale participation rights) may also be terminated as of a date specified by TLMD II subject to the receipt of any requisite regulatory approvals.

RELIANCE ON KEY PERSONNEL

  The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers and network talent. The loss of the services of any of its key personnel may have a material adverse effect on the operations of the Company. The Company presently does not maintain any key man life insurance policies on any of its personnel. The Company generally has employment agreements with its key personnel which contain non-competition covenants.

POSSIBLE VOLATILITY OF SERIES A COMMON STOCK PRICE

  The market price of the Series A Common Stock could be subject to significant fluctuations in response to various factors and events, including the consummation of, the failure to consummate or the timing of the consummation of, the Merger, the liquidity of the market for the Series A Common Stock, variations in the Company's operating results and new statutes or regulations, or changes in the interpretation of existing statutes or regulations, affecting the broadcast industry generally or the Spanish language television market in particular.

ABSENCE OF DIVIDENDS

  The Company has never declared or paid any dividends with respect to the Series A Common Stock. The Company's credit facility, 10 1/4% Senior Notes due 2001 and 10 1/2% Senior Notes due 2006 contain certain restrictions with respect to the payment of dividends to the Company's stockholders. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by the Company's Board of Directors. The Company does not anticipate that any cash dividends will be paid on the Series A Common Stock in the foreseeable future.

YEAR 2000 ISSUES

  The Company has developed plans, utilizing internal resources, to ensure its information systems are capable of properly utilizing dates beyond December 31, 1999 (the "Year 2000" issue). During the past year, the Company upgraded or replaced many of its accounting and traffic computer systems, including the conversion to new software which is Year 2000 compliant, at a total cost of approximately $450,000. Additionally, the Company has evaluated its other principal computer systems and determined they are substantially Year 2000 compliant. The Company is also seeking to work with its relevant customers, suppliers and other service providers to ensure their systems are Year 2000 compliant. Although the impact on the Company caused by the failure of its significant customers, suppliers and other service providers to achieve Year 2000 compliance in a timely and effective manner is uncertain, the Company's business and results of operations could be materially adversely affected by such failure.

                                USE OF PROCEEDS

  The proceeds from the sale of the Shares offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will receive none of the proceeds from sales thereof.

                                  THE COMPANY

  The Company is one of two Spanish-language television broadcast networks in the United States. The network provides programming 24 hours per day to its owned and operated stations and affiliates, which serve 61 markets in the United States, including the 37 largest Hispanic markets, and reach approximately 85% of all U.S. Hispanic households. The Company has seven full-power owned and operated UHF stations serving the seven largest Hispanic markets in the U.S.--Los Angeles, New York, Miami, San Francisco, Chicago,
San Antonio and Houston. The Company also owns and operates the leading full-power VHF television station and related production facilities in Puerto Rico. The Company's network offers a variety of entertainment and news programs, including movies, telenovelas, talk and entertainment shows, national and international news, music and sporting events.

  The Company also distributes its programming through 15 owned and operated low-power television stations, 43 affiliated broadcast stations and 101 satellite direct cable affiliates. The Company's programming is carried on an additional 570 cable systems in markets served by broadcast stations in the Company's network.

  The Company is a Delaware corporation and its principal executive offices are located at 2290 West 8th Avenue, Hialeah, Florida 33010, telephone number
(305) 884-8200.

                                  THE MERGER

  On November 24, 1997, the Company, the Purchaser and Sub entered into the Merger Agreement pursuant to which, subject to the terms and conditions set forth therein, the Merger will occur and the Company will become a wholly-owned subsidiary of the Purchaser. In the Merger, each outstanding share of Common Stock (other than shares of Common Stock held by the Purchaser, Sub or any other wholly owned subsidiary of the Purchaser, or in the treasury of the Company or by any wholly owned subsidiary of the Company, all of which will be canceled with no payment being made with respect thereto, or by stockholders of the Company who exercise and perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $44.00 in cash. The $44.00 per share represents a 76% premium over the price for the Series A Common Stock on July 16, 1997, the day before the Company issued a press release confirming that it was pursuing discussions with potential strategic programming partners for purposes of expanding its programming options and enhancing stockholder value and announcing that it has retained Lazard Freres & Co. LLC to assist it in such process. Subject to certain conditions, if the Merger has not been completed by July 30, 1998, the purchase price per share of the Common Stock will increase at the rate of 8% per annum (approximately $0.29 per share per month) during the period commencing on July 30, 1998 and ending on the day before the date on which the Merger is completed.

  The Purchaser will be beneficially owned by (i) Apollo Investment Fund III, L.P. ("Apollo Investment") which may be deemed to be an affiliate of TLMD II, a significant stockholder of the Company, (ii) Bastion, which is also a significant stockholder of the Company, (iii) Liberty and (iv) Sony Pictures Entertainment Inc. ("SPE"). Following the completion of the Merger, the Purchaser will be owned 24.95% by SPE, 24.95% by Liberty and 50.1% by Station Partners, LLC, an entity to be owned 68% by Apollo Investment and 32% by Bastion.

  A special committee of the Company's Board of Directors, whose members have no financial interest in Purchaser or its affiliates, unanimously recommended approval of the Merger Agreement and the transactions contemplated thereby (the "Transactions") to the Board of Directors which, relying upon such recommendation, approved the Merger Agreement and the Transactions.

  Completion of the Merger is subject to various conditions, including approval by the FCC of the transfer of the Company's broadcast licenses without the imposition of certain specified conditions or restrictions that are not acceptable to the Purchaser, approval of the Merger by the holders of a majority of the outstanding shares of Common Stock (voting together as a single class), the Purchaser's securing the financing required to accommodate the transaction under the debt and equity commitments that have been arranged (or pursuant to alternative financing arrangements) and the expiration of the applicable waiting period under the HSR Act. The Company has received notice of the early termination of the HSR waiting periods with respect to all of the applications filed by the Company, the Purchaser and certain of the Purchaser's affiliates.

  Under certain conditions, the Company may terminate the Merger Agreement and accept a proposal determined by its Board of Directors (as provided in the Merger Agreement) to be superior, from a financial point of view to the stockholders of the Company (other than stockholders affiliated with the Purchaser or their affiliates), to the Merger, subject to the payment of a termination fee of $15 million to the Purchaser and the reimbursement of up to an aggregate of $2.5 million in expenses incurred by Purchaser in connection with the transactions contemplated by the Merger Agreement. The Purchaser will be required to pay a termination fee of $17.5 million to the Company if, solely as a result of the failure of the Purchaser and Sub to obtain an FCC order regarding the transfer of the Company's broadcast licenses without the imposition of certain conditions which are not acceptable to Purchaser, the Merger has not been consummated on or before December 31, 1998 and the Merger Agreement is at such time or thereafter terminated by either the Company or the Purchaser.

  On December 30, 1997, the Company and the Purchaser filed applications at the FCC seeking FCC approval of the transfer of control of the Company and its subsidiaries holding FCC broadcast licenses. On February 18, 1998, the Company was informed that Univision had filed a "Petition to Deny" with the FCC with respect to the FCC's consideration of the Merger and the resulting change of control of the Company's FCC broadcast licenses. On March 4, 1998, the Company and the Purchaser each filed an "Opposition to Petition to Deny," and on March 16, 1998, Univision filed a reply to the "Opposition to Petition to Deny." On March 31, 1998, the Purchaser filed a response to Univision's reply. While the Company believes that Univision's Petition is without merit, there can be no assurance that the FCC will so find, that the FCC will not condition its approval of the change of control in a manner unacceptable to the Purchaser or that the Merger will be consummated.

  On February 18, 1998, the Company filed with the Commission a preliminary Proxy Statement on Schedule 14A pursuant to Rule 14a-1 of the Exchange Act, with respect to the scheduling of a special meeting of the stockholders of the Company to, among other things, vote on the approval and adoption of the Merger Agreement and the Transactions (the "Preliminary Proxy"). Concurrently with such filing, the Company, the Purchaser, Sub, Apollo Investment and Bastion filed with the Commission a Schedule 13E-3 Transaction Statement pursuant to Rule 13e-3 of the Exchange Act with respect to the Merger.

  On February 20, 1998, the Company, the Purchaser and certain affiliates of the Purchaser filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission certain notification and report forms with respect to the Merger and certain related transactions pursuant to the requirements of the HSR Act and the rules and regulations promulgated thereunder. The Company has received notice of the early termination of the HSR waiting periods with respect to all of the applications so filed.

                             SELLING STOCKHOLDERS

  As of March 26, 1998, the Selling Stockholders beneficially owned warrants to purchase 416,705 shares of Series A Common Stock (the "Reliance Shares") which, if exercised and outstanding, would represent approximately 5.5% of the outstanding Series A Common Stock and approximately 3.9% of the total outstanding shares of Common Stock. The Reliance Shares include 416,667 shares of Series A Common Stock represented by currently exercisable warrants held by RIC to purchase such shares at an exercise price of $7.19 per share (the "RIC Warrants"). One-third of the RIC Warrants are exercisable for the five year period which began on December 30, 1995, one-third are exercisable for the five year period which began on December 30, 1996 and one-third are exercisable for the five-year period which began on December 30, 1997. The Reliance Shares also include 38 shares of Series A Common Stock represented by currently exercisable warrants (32 of which are held by RIC and 6 of which are held by RGH) to purchase such shares at an exercise price of $7.00 per share (the "Reliance Creditor Warrants"). The shares of Series A Common Stock being registered hereby are the shares underlying the RIC Warrants and the Reliance Creditor Warrants. Neither the RIC Warrants nor the Reliance Creditor Warrants are being registered hereby. Of the 416,705 shares of Series A Common Stock to be beneficially owned by the Selling Stockholders upon exercise of the RIC Warrants and the Reliance Creditor Warrants, 416,699 shares and 6 shares are being registered hereby on behalf of RIC and RGH, respectively. After completion of the sale by the Selling Stockholders, assuming the sale of all shares of Series A Common Stock being offered hereby, neither RIC nor RGH will beneficially own any shares of Common Stock.

  On December 30, 1994, in connection with the consummation of the Company's Plan of Reorganization, the Company, RIC and certain other parties entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company agreed, subject to the terms and conditions of the Registration Rights Agreement, to register under the Securities Act Common Stock held by RIC and certain of its affiliates (the "Rights Holders"). Under the Registration Rights Agreement, the Company is obligated, subject to the terms and conditions of the Registration Rights Agreement, upon demand by the Rights Holders, to use reasonable diligence to effect and to maintain for not more than 90 days the registration under the Securities Act of certain registrable securities as defined in the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

  On February 12, 1996, pursuant to the Registration Rights Agreement, the Company registered for resale an aggregate of 994,231 shares of Series A Common Stock then beneficially owned by RIC and certain of its affiliates. All of those shares were sold by RIC and its affiliates during the period that such registration statement remained effective.

  On October 15, 1997, RIC requested that Telemundo file a registration statement for the 416,705 shares of Series A Common Stock beneficially owned by the Selling Stockholders. On November 5, 1997, the Company informed RIC that it was exercising its rights under the Registration Rights Agreement to postpone the filing of a registration statement with respect to such securities for a reasonable period of time (not to exceed 135 days). During such period, the Company negotiated and executed the Merger Agreement and prepared and filed the Preliminary Proxy. On February 24, 1998, the Company informed the Selling Stockholders that it would be unable to file a registration statement complying with the requirements of Rule 3-01 of Regulation S-X promulgated by the Commission until it had completed its audit for the year ended December 31, 1997 and filed its Annual Report on Form 10-K for such year (which has been incorporated herein by reference), and that upon completion of such actions it would promptly file the requested registration statement. On March 2, 1998 RIC filed a complaint in the United States District Court for the Southern District of New York alleging that the Company had breached the Registration Rights Agreement by failing to file a registration statement for the 416,667 shares of Series A Common Stock which RIC is entitled to purchase by virtue of its ownership of the RIC Warrants. The complaint alleges damages in an amount not less than $14,504,178.27. On March 25, 1998 the Company filed an answer to RIC's complaint denying the allegations set forth therein. The Company believes that it has meritorious defenses to the allegations contained in the complaint and intends to contest the action vigorously.

                         DESCRIPTION OF CAPITAL STOCK

  The statements set forth below are summaries of certain provisions relating to the capital stock of the Company and are qualified in their entirety by the provisions of the Restated Certificate, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  The Company is authorized to issue 21,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), and 20,000,000 shares of Common Stock, par value $.01 per share, divided into two series as follows: (i) 14,388,394 shares of Series A Common Stock and (ii) 5,611,606 shares of Series B Common Stock. At March 26, 1998, there were no shares of Preferred Stock, 7,180,592 shares of Series A Common Stock and 3,086,498 shares of Series B Common Stock issued and outstanding.

  Voting Rights. Except as discussed below or as required by law, the holders of the Series A Common Stock vote together with the holders of the Series B Common Stock as a single class and are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Except as otherwise provided by law or in the Restated Certificate or the Amended and Restated By-Laws of the Company (the "By-Laws"), the affirmative vote of a majority of the shares represented at a meeting of stockholders and entitled to vote on the matter submitted is required for stockholder approval. For a discussion of the voting requirements for the election of directors, see "Other Provisions."

  Dividends and Liquidation. Holders of Common Stock are entitled to receive ratably such dividends as may be lawfully declared by the Board of Directors and paid by the Company and, in the event of liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets available for distribution after payment or provision for payment of the debts and other liabilities of the Company, and of preferential amounts, if any, to holders of any other class or series of stock of the Company. Any dividend paid in shares of Common Stock shall be paid only in shares of Series A Common Stock.

  Conversion and Preemptive Rights. The Series A Common Stock is neither redeemable nor convertible, and the holders of Series A Common Stock have no preemptive rights to purchase any securities of the Company. Shares of Series B Common Stock are convertible on a one-for-one basis into shares of Series A Common Stock at the option of the holder. All outstanding shares of Series B Common Stock automatically convert into shares of Series A Common Stock on a one-for-one basis immediately upon the earlier of (i) December 30, 1999 and
(ii) such time as there are less than 2,000,000 shares of Series B Common Stock issued and outstanding, as may be adjusted as a result of a recapitalization, stock dividend, combination or stock split-up which results in a change in the number of shares of Series B Common Stock. Shares of Series B Common Stock held by a person shall also convert on a one-for-one basis into shares of Series A Common Stock upon the transfer to a person other than certain permitted transferees as described in the Restated Certificate. The Company may not issue any additional shares of Series B Common Stock.

  Restriction on Ownership and Transfer. The Restated Certificate provides that so long as the provisions of Section 310 of the Communications Act apply to the Company, except as provided by law, not more than 25% of either (a) the aggregate number of shares of stock of the Company outstanding in any series entitled to vote on any matter before a meeting of stockholders shall at any time be voted, and (b) the aggregate number of shares of stock of the Company outstanding, shall at any time be owned of record, by or for the account of aliens or their representatives or by or for the account of a foreign government or representative, or by or for the account of any corporation organized under the law of a foreign country, and the Restated Certificate contains restrictions on transfer if such transfer would result in the aggregate number of shares of stock owned by such entities exceeding 25% of the number of shares of stock then outstanding. Additionally, any transfer of the Company's capital stock shall not be permitted if such transfer would violate the Communications Act or the rules promulgated thereunder.

  Other Provisions. Prior to the first date on which there are no outstanding shares of Series B Common Stock ("Conversion"), the total number of directors constituting the Board of Directors of the Company must be at least nine (9) directors, the smallest number constituting a majority of whom are elected by the holders of the Series B Common Stock, and the remainder of whom are elected by the holders of the Series A Common Stock. Prior to Conversion, any director of the Company may be removed from office without cause, at any time, by the affirmative vote of stockholders representing not less than a majority of the holders of the series of Common Stock that elected such director. Any vacancy created by the removal of a director may be filled prior to Conversion only by the holders of the series of Common Stock that elected the director that was removed. After Conversion (a) the Board of Directors of the Company will initially consist of the number of directors in office immediately prior thereto, and thereafter such number as may be fixed in accordance with the By-Laws, (b) the directors will be elected solely by the holders of the Series A Common Stock, and (c) any director may be removed and the vacancy created by the removal filled in accordance with the provisions of the Delaware General Corporation Law and the By-Laws.

  Prior to Conversion, any vacancy in the Board of Directors, whether arising from death, resignation, or any other cause (other than removal or an increase in the number of directors), may be filled by a majority of the remaining directors of the same series as the director who left the Board of Directors or, if only one director of such series remains in office, then by such sole director, in either case, though less than a quorum; or by the stockholders of the series that elected such director at the next annual meeting thereof or at a special meeting thereof. If there are no remaining directors of the same series, a special meeting of stockholders of that series must be held as soon as possible to elect the successor. Each director so elected will hold office until his successor has been elected and qualified.

  Prior to Conversion, in the event of a newly created directorship in the Board of Directors of the Company resulting from an increase in the size of the Board of Directors, half of the directors appointed to fill the vacancies resulting therefrom will be Series A Common Stock directors and the remaining newly appointed directors will be Series B Common Stock directors, in either case selected by a majority of the directors of that series then in office, though less than a quorum, or by the holders of the series of Common Stock entitled to elect such director at the next annual meeting thereof or at a special meeting thereof. From and after Conversion, any vacancy in the Board of Directors will be filled in accordance with the provisions of the Delaware General Corporation Law and the By-Laws.

                             PLAN OF DISTRIBUTION

  The Company will not receive any of the proceeds from this offering. The Selling Stockholders have advised the Company that they intend to distribute the Shares from time to time in one or more transactions, in the Nasdaq National Market, in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions, as market and business conditions warrant. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and the purchasers of the Shares for whom they may act as agent. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. Other than as indicated herein, the Company knows of no existing arrangements between the Selling Stockholders and any other holder of Common Stock, underwriter, dealer, or broker or other agent relating to the sale or distribution of the shares of Series A Common Stock offered hereby.

  To the extent required, the aggregate number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the selling price of such Shares less any commissions. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

  The Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

  In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in such a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation.

  Agents for the sale or distribution of the shares offered hereby, and underwriters, if any, may engage in transactions with or perform services to the Company or its affiliates in the ordinary course of business.

  The Registration Rights Agreement provides that all expenses relating to the registration of the shares (other than underwriting discounts and commissions, transfer taxes, if any, and fees and expenses of counsel and advisors to the Selling Stockholders) will be borne by the Company. The Registration Rights Agreement further provides that the Company and the Selling Stockholders will indemnify one another against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments either party may be required to make in respect thereof.

                                    EXPERTS

  The audited consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Series A Common Stock offered hereby and certain legal matters have been passed upon for the Company by Latham & Watkins, Los Angeles, California.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY ONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   3
Use of Proceeds............................................................  10
The Company................................................................  10
The Merger.................................................................  10
Selling Stockholders.......................................................  12
Description of Capital Stock...............................................  13
Plan of Distribution.......................................................  14
Experts....................................................................  15
Legal Matters..............................................................  15

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
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                                416,705 SHARES

                             TELEMUNDO GROUP, INC.

                             SERIES A COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------





                                MARCH   , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

   SEC registration fee.............................................. $ [5,071]
   Accounting fees and expenses......................................   [2,500]
   Legal fees and expenses...........................................  [30,000]
   Printing expenses.................................................   [1,000]
   Miscellaneous.....................................................  [10,000]
                                                                      ---------
     Total........................................................... $[48,571]
                                                                      =========

  All of the costs identified above will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Restated Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under
Section 174 of the Delaware General Corporation Law (the "DGCL") or (4) for any transaction from which the director derived an improper personal benefit.

  Section 145 of the DGCL permits the indemnification by a Delaware corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liabilities and expenses incurred in any such action, suit or proceeding; provided that such persons satisfy certain standards set forth in such section. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article VI of the By-Laws.

  The By-Laws provide, among other things, and subject to the procedures specified therein, that (1) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action (other than an action by or in the right of the Company) by reason of the fact that he is a director or officer of the Company, or is serving at the request of the Company as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (2) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is a director or officer of the Company, or is serving at the request of the Company as a director or officer of the Company, or is serving at the request of the Company as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as directors and officers under liability insurance policies carried by the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

  (a) Exhibits

  A list of exhibits filed with this Registration Statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hialeah, State of Florida, on March 31, 1998.

                                          TELEMUNDO GROUP, INC.

                                                /s/ Roland A. Hernandez
                                          By: _________________________________
                                                    Roland A. Hernandez
                                                       President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roland A. Hernandez and Peter J. Housman II to be his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and any Registration Statement pursuant to Rule 462(b)), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 31, 1998.

             SIGNATURE                                 TITLE
             ---------                                 -----

    /s/ Roland A. Hernandez          President and Chief Executive Officer
____________________________________  and Director (Principal Executive
        Roland A. Hernandez           Officer)

    /s/ Peter J. Housman II          Chief Financial Officer and Treasurer
____________________________________  (Principal Financial Officer)
        Peter J. Housman II

     /s/ Vincent L. Sadusky          Network Vice President and Assistant
____________________________________  Treasurer (Principal Accounting
         Vincent L. Sadusky           Officer)

                                     Chairman of the Board of Directors
____________________________________
           Leon D. Black

                                     Director
____________________________________
           Guillermo Bron


             SIGNATURE                              TITLE
             ---------                              -----
                                     Director
____________________________________
             Alan Kolod

      /s/ Barry W. Ridings           Director
____________________________________
          Barry W. Ridings

      /s/ Bruce H. Spector           Director
____________________________________
          Bruce H. Spector

     /s/ Daniel Villanueva           Director
____________________________________
         Daniel Villanueva

                                     Director
____________________________________
          Edward M. Yorke

    /s/ David E. Yurkerwich          Director
____________________________________
        David E. Yurkerwich

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
  2.1    Agreement and Plan of Merger, filed as Exhibit 1 to the
         Company's Current Report on Form 8-K dated November 26,
         1997 and incorporated herein be reference
  4.1    Specimen certificate of the Series A Common Stock*
  4.2    Specimen certificate of the Series A Common Stock
         Warrant*
  4.3    Warrant Agreement dated as of December 30, 1994 between
         the Company and Reliance Insurance Company, filed as
         Exhibit 4.4 to the Company's Current Report on Form 8-K
         dated December 30, 1994 and incorporated herein by
         reference
  4.4    Registration Rights Agreement dated as of December 30,
         1994 between the Company, Apollo Advisors, L.P. and
         Reliance Insurance Company, filed as Exhibit 4.5 to the
         Company's Current Report on Form 8-K dated December 30,
         1994 and incorporated herein by reference
  4.5    Amended and Restated Certificate of Incorporation of
         the Company filed as Exhibit 4.1 to the Company's
         Current Report on Form 8-K dated December 30, 1994 and
         incorporated herein by reference
  4.6    Restated By-Laws of the Company filed as Exhibit 3.2 to
         the Company's Annual Report on Form 10-K for the year
         ended December 31, 1994 and incorporated herein by
         reference
  5.1    Opinion of Latham & Watkins**
 23.1    Consent of Latham & Watkins (included in Exhibit 5.1)**
 23.2    Consent of Deloitte & Touche LLP**
 24.1    Power of Attorney (included on pages II-4 and II-5)

--------
 * Incorporated by reference from the Registrant's Registration Statement on Form 8A filed December 9, 1994.

**  Filed herewith.